[GRANITE FALLS ENERGY LETTERHEAD]

July 12, 2006

Dear Granite Falls Energy Members:
On July 10, 2006, the Board of Governors of Granite Falls Energy, LLC (the “Company”) voted to make a cash distribution of $320.96 per membership unit for a total distribution of $9,999,829.76 to its unit holders of record as of June 30, 2006. The cash distribution is subject to approval by the Company’s primary lender, First National Bank of Omaha (the “Bank”). If the distribution is approved by the Bank, the Company expects the distribution to be made by August 1, 2006.
Please note that the amount of any cash distribution made by the Company to its members is not the same as a member’s allocation of taxable income for the current fiscal year. A Form K-1 for the fiscal year ending October 31, 2006, will be mailed to each unit holder at a later date and will report taxable income and income tax credits derived from the Company.